Exhibit 4.17

Equity Pledge Agreement

Pledgor (hereinafter “Party A”): Charm Faith Limited, No.: 685545

Pledgee (hereinafter “Party B”): TechFaith Wireless Communication Technology (Beijing) Limited, Registration No.: 91110105741568461Y

Name of the Company of the equity to be pledged: TechFaith Wireless Communication Technology (Hangzhou) Limited, Registration No.: 9133010078532918X8

To guarantee the performance of the Loan Contract entered into by Party A and Party B on December 20, 2016, Party A pledges its equity interest in TechFaith Wireless Communication Technology (Hangzhou) Limited to Party B as a collateral, and the Parties, upon consensus, agree on the contractual terms as follows:

Article 1 Amount of the Collateralized Debt

The amount of the collateralized debt hereunder is a loan with an amount of thirty seven million U.S. Dollars (USD37,000,000) for a period from December 20, 2016 to December 19, 2018.

Article 2 Amount of the Pledged Equity

(1) Party A offers to pledge its 100% equity interest, representing its paid-in-capital of USD57,000,000, in TechFaith Wireless Communication Technology (Hangzhou) Limited to Party B.

(2) Any economic benefits derived from the pledged equity interest herein during the pledge period shall be treated as collateral pledged hereunder, wherein the term “economic benefits” shall mean the accrued dividend and other distributions related to the pledged equity.

Article 3 Status of the Pledged Equity

Party A shall ensure that it owns all title and right of disposal with respect to the pledged equity, and the pledged equity are free from, among other things, any confliction, any not subject to any order of frozen placed by any court and special restrictions as to equity pledge or transfer set out in the articles of association of the company. Party A shall ensure that the pledged equity is not subject to any guarantee of any form as at the signing of this Contract, nor has it been transferred to, donated to or otherwise disposed of for others.

Article 4 Schedule for Transfer of the Collateral

Party A shall apply for apply to register the pledge with relevan local branch of the State Administration for Industry and Commerce within 30 days upon sign of this Equity Pledge Contract.

Article 5 Place of Signing

This Equity Pledge Contract is signed in Beijing.

Article 6 Miscellaneous

(1) In case of any change or supplementary to the Loan Agreement relevant to the pledged equity hereof affecting this Equity Pledge Contract , the Parties shall negotiate to amend or supplement this Contract to make it consistent with the provisions of the Loan Contract.

(2) In case of any deletion, amendment or supplementary to a certain extent with respect to this Agreement due to any force majeure, such deletion, amendment or supplementary shall not release or diminish any of Party A’s liabilities hereunder, nor shall it affect or infringe any of Party B’s interests hereunder.

(3) Neither Party shall modify or rescind this Contract without the other Party’s consent after effectiveness of this Contract, unless such modification or rescission is made in written upon consensus of the Parties.

(4) This Contract shall take effect as of the date of the signature (seal) by the Parties. The equity pledge shall not come into effect until the date of completion of applicable registration with relevant administration for industrial and commercial.

(5) This Contract shall be made in three counterparts, with Party A, Party B and the administration for industrial and commercial each holding one thereof.

(6) Any dispute between the Parties arises out of this Equity Pledge Contract shall be resolved by the Pledgor and the Pledgee through negotiation. If such negotiation fails, either the Pledgor or the Pledgee may submit the same before an arbitration institution or a people’s court for settlement.

Signature (common seal) of the Pledgor:	Signature (common seal) of the Pledgee:

For and on behalf of Charm Faith Limited	Seal by Techfaith Wireless Communication Technology (Beijing) Limited
/s/ Defu Dong

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